EXHIBIT 10.25.7
UBS REAL ESTATE INVESTMENTS INC.
1285 Avenue of the Americas, 11th Floor
New York, New York 10019
October 24, 2005
Ashford Hospitality Limited Partnership
14185 Dallas Parkway; Suite1100
Dallas, Texas 75254
Re: Interest Rate Lock Agreement for Ashford 8 Property Portfolio (Pool 2)
Ladies and Gentlemen:
     Ashford Hospitality Limited Partnership (“Borrower’s Sponsor”) has submitted an application dated as of August 17, 2005 (the “Application”) to UBS Real Estate Investments Inc. (“UBS”) whereby, subject to the terms and conditions of the Application, Borrower’s Sponsor has applied to UBS for a mortgage loan (the “Loan”) to a special purpose entity (the “Borrower”) in the anticipated principal amount of up to $100,500,000 (the “Anticipated Loan Amount”) to be secured by the real property and other assets (collectively, the “Property”) set forth in the Application. Capitalized terms used but not defined in this letter agreement (the “Agreement”) shall have the meaning set forth in the Application. Borrower’s Sponsor has requested UBS to establish and fix an Interest Rate for the Loan notwithstanding that UBS has made no obligation or commitment to make the Loan and that UBS has not completed its legal and underwriting due diligence on the Property and has not received credit approval for the loan. In order to grant Borrower’s Sponsor’s request, Borrower’s Sponsor and UBS agree as follows:
1. Borrower’s Sponsor shall deposit with UBS an amount equal to two percent (2.0%) of the Anticipated Loan Amount (such amount, as may be increased from time to time in accordance with this Agreement, the “Rate Lock Deposit”). Subject to the conditions set forth below, the Interest Rate payable by the Borrower on the Anticipated Loan Amount shall be fixed at a rate (the “Locked Interest Rate”) equal to the (X) sum of: (a) 76 basis points (the “Interest Rate Spread”); plus (b) the yield at the time of Early Rate Lock (as defined below) on the Benchmark Swap Rate (as defined on Exhibit A attached hereto) plus (c) any increases in the Locked Interest Rate as specified in the Transaction Costs section of the Rate Lock Confirmation. The Locked Interest Rate shall be established and fixed (the “Early Rate Lock”) upon (i) UBS’s receipt of this executed Agreement, (ii) UBS’s receipt of the Rate Lock Deposit in immediately available funds (by acceptable certified check or wire transfer), and (iii) UBS’s determination that Borrower’s Sponsor (and/or Borrower) is not in breach of any of the terms, provisions or conditions of the Application and that Borrower’s Sponsor is proceeding with the Loan diligently and in good faith. The Locked Interest Rate shall be confirmed in writing on a rate lock confirmation (the “Rate Lock Confirmation”) in the form attached hereto as Exhibit A. The Locked Interest Rate is subject to increase as provided for in the Agreement and in the Rate Lock Confirmation.
2. The Locked Interest Rate shall be applicable only if the Loan is funded at any time from the date hereof through the date that is [30] days following the date the Locked Interest Rate is established (the “Rate Lock Period”).
3. Borrower’s Sponsor may request an extension of the Rate Lock Period for one additional time period to be determined by Lender, not to extend beyond December 14, 2005, by notifying UBS of such request in writing no sooner than five (5) days prior to the expiration of the Rate Lock Period. If UBS, in its sole discretion, consents to such an extension, UBS will notify Borrower’s Sponsor of same in writing (the “Extension Consent”) subject to receipt by wire transfer, by the end of the business day following Borrower’s Sponsor’s receipt of the Extension Consent (the “Extension Date”), of: (i) an additional Rate Lock Deposit in an amount equal to the total “Hedge Losses” (as defined and calculated in accordance with Paragraph 11 below) estimated by UBS as of the Extension Date and (ii) Borrower’s Sponsor’s signature on the Extension Consent. If UBS receives the executed Extension Consent and the additional Rate Lock Deposit on the Extension Date, the Rate Lock Period shall be deemed extended for an additional time frame as determined by Lender.
3.	If, at any time during the Rate Lock Period, UBS determines in its sole discretion that if the Early Rate Lock were to be terminated, Hedge Losses would result in an amount equal to or greater than one percent (1%) of the Anticipated Loan Amount, Borrower’s Sponsor will be required, no later than 10:00 a.m. (New York Time) on the business day following notice by UBS (the “Losses Payment Date”) to deposit with UBS (by wire transfer of immediately available funds) an additional Rate Lock Deposit in an amount equal to such potential Hedge Losses. If Borrower’s Sponsor fails to pay to UBS the additional Rate Lock Deposit by 10:00 a.m. (New York Time) on the Losses Payment Date, such failure shall be considered a default hereunder and under the Application or any Commitment (as defined below) that may be issued by UBS and UBS may, in its sole discretion, fully or partially terminate the Early Rate Lock in accordance with paragraph 4 below. This provision shall be applicable any time the potential Hedge Losses equal or exceed an amount equal to or greater than one percent (1%) of the Anticipated Loan Amount. Borrower’s Sponsor may be subject to multiple margin calls under this section.
4. UBS may terminate the Early Rate Lock at any time subsequent to the occurrence of any of the following events: (i) at any time during the Rate Lock Period prior to UBS’s issuance of a written commitment to make the Loan to Borrower (the “Commitment”), UBS, in its sole discretion, rejects the Application and determines not to make the Loan to Borrower; (ii) the Application expires or is terminated, (iii) at any time during the Rate Lock Period subsequent to UBS’s issuance of a Commitment, UBS’s commitment to fund the Loan expires or is terminated in accordance with the terms of the Commitment; (iv) the expiration of the Rate Lock Period; or (v) a default by Borrower’s Sponsor or Borrower hereunder, under the Application or under the Commitment, if issued. If UBS terminates the Early Rate Lock pursuant to this paragraph, then the Locked Interest Rate shall no longer be applicable and UBS’s only obligation to Borrower’s Sponsor shall be to return the Rate Lock Deposit after setting off Hedge Losses, any Transaction Costs (as hereinafter defined) and any other fees and expenses payable to UBS pursuant to this Agreement, the Application and the Commitment, if issued (Hedge Losses, Transaction Costs and any other fees and expenses incurred in connection herewith or the Application or Commitment, if issued, are collectively referred to as the “Fees and Expenses”). Borrower’s Sponsor shall remain fully responsible for all Fees and Expenses regardless of the termination or expiration of this Agreement. If the Fees and Expenses exceed the Rate Lock Deposit at the expiration or termination of this Agreement, Borrower’s Sponsor shall pay UBS the difference in immediately available funds no later than 10:00 a.m. (New York Time) on the business day following notice by UBS. Notice of the termination of the Early Rate Lock (the “Rate Lock Termination Notice”) may be oral or in writing.
5. If the Loan is funded in an amount at least equal to the Anticipated Loan Amount with the same Maturity Date (“Maturity Date”) as provided for on the Rate Lock Confirmation prior to the termination of the Early Rate Lock, Borrower’s Sponsor shall not be responsible for any Hedge Losses hereunder and UBS shall return any remaining portion of the Rate Lock Deposit to Borrower’s Sponsor after deducting any Fees and Expenses (other than Hedge Losses) payable to UBS by Borrower’s Sponsor or Borrower pursuant to this Agreement, the Application, the Commitment, if issued, or otherwise in connection with the Loan closing. If the Loan is funded in an amount less than the Anticipated Loan Amount or if the Maturity Date is changed, then UBS shall apply the Rate Lock Deposit to Hedge Losses with respect to the portion of the Anticipated Loan Amount not actually funded, or any Hedge Losses resulting from such a change, and the Fees and Expenses. If the Hedge Losses and other Fees and Expenses exceed the Rate Lock Deposit, then Borrower’s Sponsor shall be required to pay the difference to UBS simultaneously with the funding of the Loan. If the Loan is funded in an amount which is greater than the Anticipated Loan Amount, the Locked Interest Rate will not be applicable to such excess amount and the final interest rate on the Loan will be determined in accordance with the terms of the Application or Commitment. Notwithstanding anything to the contrary contained in this Agreement, the Application or the Commitment (if issued), in no event shall the final Interest Rate for the Loan be less than the Locked Interest Rate.
6. In order for UBS to offer Borrower the Locked Interest Rate prior to satisfaction by Borrower of all conditions necessary for closing, UBS may enter into various hedging transactions from time to time (either on a loan portfolio basis or an individual loan basis or not at all) which hedging transactions could result in monetary losses if the Loan does not close (or closes in an amount less than the Anticipated Loan Amount or on terms other than as specified on the Rate Lock Confirmation). Borrower’s Sponsor acknowledges that (a) such monetary losses would be difficult to ascertain with certainty (due to UBS’s various hedging methods employed from time to time and the fact that UBS may enter into hedging transactions on a loan portfolio basis or an individual loan basis or not at all) and (b) the Hedge Losses payable by

Borrower’s Sponsor pursuant to this Agreement (which are intended to cover UBS’s exposure to the monetary losses described above) constitute fair and reasonable liquidated damages regardless of the hedging methods used or whether such hedging transactions have actually been entered into. BORROWER’S SPONSOR ACKNOWLEDGES AND UNDERSTANDS THAT IT WOULD NOT BE VULNERABLE TO HEDGE LOSSES IF IT DOES NOT ELECT TO EARLY RATE LOCK PURSUANT TO THIS AGREEMENT AND IT IS UNDER NO OBLIGATION TO EARLY RATE LOCK PURSUANT TO THIS AGREEMENT BUT, RATHER, MAY PROCEED WITH UBS’S STANDARD RATE LOCK PROCEDURE SET FORTH IN THE APPLICATION. Any termination of the Early Rate Lock by UBS shall be effective as of the date UBS sends the Rate Lock Termination Notice to Borrower. Hedge Losses sustained due to terminating the Early Rate Lock will be calculated as of the date UBS sends the Rate Lock Termination Notice to Borrower’s Sponsor. Any such Hedge Losses will be related, to a large extent, to movements in the Benchmark Swap Rate which is subject to potentially rapid and extreme price fluctuations. UBS reserves the right to determine, in its sole discretion, the date to terminate the Early Rate Lock. UBS’s decision not to terminate the Early Rate Lock promptly following the event which gives rise to UBS’s right to terminate the Early Rate Lock shall not be deemed a waiver of UBS’s right to terminate the Early Rate Lock in the future based on such event. Borrower and Borrower’s Sponsor hereby waive any potential claims or causes of action that Borrower and/or Borrower’s Sponsor may have against UBS with respect to any action taken (or not taken) by UBS in connection with terminating the Early Rate Lock.
7. This Agreement shall in no way be construed to reduce Borrower’s Sponsor and/or Borrower’s obligations pursuant to the Application or the Commitment (if issued). This Agreement shall in no way be construed to be an acceptance by UBS of the Application or a commitment by UBS to fund the Loan. Notwithstanding the expiration or termination of the Early Rate Lock, this Agreement shall survive until all obligations of the Borrower’s Sponsor have been fully satisfied. The Borrower’s Sponsor may not, without the prior written consent of UBS, assign, transfer or set over to another, in whole or in part, all or any part of its benefits, rights, duties and obligations hereunder. This Agreement may be amended, changed or modified by Borrower’s Sponsor and UBS only by an instrument in writing setting forth the terms of such change, modification or amendment, and signed by each party. This Agreement has been negotiated, issued and accepted in New York (the “State”) and shall be construed in accordance with and governed by the laws of the State applicable to agreements made and to be performed therein, notwithstanding any choice-of-law rules to the contrary. Borrower submits to the exclusive jurisdiction of the courts of the State for the resolution of any dispute in connection with this Agreement. The parties hereto hereby waive any and all right to a trial by jury in connection with any and all matters relating hereto. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original but all of which shall together constitute one and the same instrument.
8. All notices hereunder (excluding the Rate Lock Termination Notice) shall be in writing and shall be delivered by any one of the following methods (i) fascimile transmission, (ii) U.S. Mail or (iii) nationally recognized overnight delivery service. All notices to UBS shall be addressed UBS Real Estate Investments Inc. 1285 Avenue of the Americas, 11th Floor, New York, New York 10019, Greta Guggenheim, Fax Number: (212) 713-2099 or such other address as UBS shall designate in writing from time to time. All notices to Borrower’s Sponsor shall be addressed to the address for Borrower’s Sponsor set forth on the first page hereof, Attention: David Brooks, Fax Number: (972) 490-9605, or such other address as Borrower’s Sponsor shall designate in writing from time to time.
9. Borrower’s Sponsor hereby represents and warrants on behalf of itself as of the date hereof and as of the date of a Transaction that (a) if Borrower’s Sponsor is not an individual, Borrower’s Sponsor is (i) duly organized and formed, validly existing and in good standing in its state of formation and (ii) duly authorized to enter into and perform its obligations under this Agreement, (b) this Agreement does not violate or conflict with any applicable law or regulation, organizational document or other document, instrument or agreement binding upon or affecting Borrower’s Sponsor and all consents and approvals have been obtained, (c) its obligations hereunder are legally binding and enforceable, (d) UBS has been and will be acting on an arm’s length basis with Borrower’s Sponsor and not as Borrower’s Sponsor’s agent, fiduciary, broker, advisor or consultant with respect to a Transaction and Borrower’s Sponsor is relying solely upon the advice of its own advisors in connection with a Transaction and not upon the advice of UBS or any of its representatives and (e) Borrower’s Sponsor is aware of the risks associated with a Rate Lock and a Transaction and is willing to assume those risks.
10. In addition to the other Fees and Expenses, Borrower’s Sponsor shall also be responsible for transaction costs (the “Transaction Costs”) associated with the Early Rate Lock. The Transaction Costs are described on the Rate Lock Confirmation. Borrower’s Sponsor shall be responsible for the Transaction Costs whether or not the Loan is closed and funded.

11. Calculation of Hedge Losses. If the Early Rate Lock is terminated or expires, Hedge Losses will equal the Breakage Amount if the Breakage Amount is a positive number. The Breakage Amount is calculated as follows:
“Breakage Amount” means an amount equal to the product of (i) the Breakage Principal and (ii) the Price Difference.
“Breakage Principal” means the portion of the Anticipated Loan Amount for which the Early Rate Lock is being terminated.
“Price Difference” means, as of the time of calculation, the difference obtained by subtracting
a)	1 from

b)	the quotient obtained by dividing
i)	the present value (as determined below) of the Intended Payments, determined as if the Loan were funded on the day of calculation, by

ii)	the Anticipated Loan Amount.

The present value calculated on an actual/360 basis of the Intended Payments shall be calculated by discounting the Intended Payments by the sum of (a) the yield of the Benchmark Swap Rate at the time of calculation of the Hedge Losses plus (b) the Interest Rate Spread. The Price Difference can be either positive or negative.
“Intended Payments” means, for the purpose of the calculation of the Price Difference, each and every payment of principal and/or interest that would have been made with respect to the Loan had the Loan closed with a principal amount equal to the Anticipated Loan Amount on the date breakage is calculated with an interest rate equal to the Locked Interest Rate assuming that the principal is repaid in full in on the Maturity Date and assuming that the Loan is otherwise consistent with the terms of the Application.

A change of approximately 13 basis points is approximately equal to one percent (1%) for purposes of estimating the magnitude of Hedge Losses as determined hereunder.
12.	Notwithstanding anything to the contrary contained herein, in the event that (i) the Early Rate Lock is terminated in accordance with the terms hereof and (ii) at the time of such termination, the actual Breakage Amount is a negative number, such amount will be a hedge gain (a “Hedge Gain”). If all conditions to the funding of the Loan contained in the Application, the Commitment, if issued, and in this Agreement are satisfied, but UBS refuses to fund the Loan and the Early Rate Lock is terminated, then Borrower’s Sponsor shall be entitled to such an amount equal to the Hedge Gains (after UBS offsets all Fees and Expenses). In the event that the Early Rate Lock is terminated for any other reason, including Borrower or Borrower’s Sponsors refusal to accept the Loan, failure of the parties to reach agreement on the terms and conditions of the Loan, or Borrower or Borrower’s Sponsor’s failure to satisfy a condition in the Application, the Commitment, if issued, and in this Agreement, or to deliver requested information, then UBS shall retain all Hedge Gains. In addition, if the Loan is funded in an amount less than the Anticipated Loan Amount, then Borrower’s Sponsor shall be entitled to such an amount equal to the Hedge Gains, if any, on the portion of the Anticipated Loan Amount equal to the Anticipated Loan Amount minus the actual funded loan amount (after UBS offsets all Fees and Expenses).
13.	BORROWER’S SPONSOR ACKNOWLEDGES AND AGREES THAT UBS HAS NOT ISSUED, AND IS UNDER NO OBLIGATION TO ISSUE, A COMMITMENT TO FUND THE REQUESTED LOAN AND IS ALLOWING BORROWER’S SPONSOR TO RATE LOCK IN RESPONSE TO BORROWER’S SPONSOR’S REQUEST. BORROWER AND BORROWER’S SPONSOR ACKNOWLEDGES AND AGREES THAT UBS HAS NOT DETERMINED WHAT THE FINAL LOAN AMOUNT WILL BE. BORROWER AND BORROWER’S SPONSOR ACKNOWLEDGES AND AGREES THAT THE FINAL LOAN AMOUNT MAY BE LESS THAN THE ANTIPATED LOAN AMOUNT AND THAT, IN THAT CASE, HEDGE LOSSES MAY RESULT, WHICH BORROWER AND BORROWER’S SPONSOR SHALL BE FULLY RESPONSIBLE. NEITHER THIS AGREEMENT NOR THE RATE LOCK CONSTITUTES, OR SHOULD BE DEEMED OR CONSTRUED TO CONSTITUTE, A

COMMITMENT OR AGREEMENT BY UBS TO PROVIDE THE FINANCING REQUESTED UNDER THE APPLICATION.

If the foregoing is in accordance with your understanding of our Agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement by and between the Borrower’s Sponsor and UBS. If this Agreement is not executed by Borrower’s Sponsor and returned to UBS by October [ ], 2005, this Agreement shall automatically expire.

Very truly yours,
UBS REAL ESTATE INVESTMENTS INC.

By:	/S/ GRETA GUGGENHEIM
Name: Greta Guggenheim Title:

By:

Name:
Title:
The foregoing Agreement
is hereby confirmed and
accepted as of the date first
written above.
Ashford Hospitality Limited Partnership

By:	/S/ DAVID A. BROOKS

Name: David A. Brooks
Title: Chief Legal Officer

EXHIBIT A
FORM OF RATE LOCK CONFIRMATION
          CONFIRMATION dated October 24, 2005 between UBS REAL ESTATE INVESTMENTS INC. (“UBS”) and Ashford Hospitality Limited Partnership (“Borrower’s Sponsor”).
          This Confirmation is entered into between UBS and Borrower’s Sponsor pursuant to that certain Interest Rate Lock Agreement dated as of October 24, 2005 (the “Agreement”) and is the “Rate Lock Confirmation” referred to in the Agreement and is intended to confirm the terms of a Rate Lock. Capitalized terms used herein shall have the meanings set forth in the Agreement.
          The terms of the Transaction are hereby confirmed as follows:

1.	Transaction Type:	Forward Interest Rate Lock.

2.	Rate Lock Deposit:	$2,011,520 payable by Borrower Sponsor to UBS (2% of anticipated loan amount)

3.	Transaction Costs:	For each 30 day interval, or portion thereof, for which the Loan is rate locked but not funded, the Locked Interest Rate shall be increased by 1.6 basis points. If the Loan does not close within the Rate Lock Period, the Transaction Costs shall be immediately due and payable to UBS in an amount equal to 12 basis points multiplied by the Anticipated Loan Amount for each 30 day period, or portion thereof, from the date hereof until the earlier of the expiration date of the Rate Lock Period or the date the Application is terminated .

4.	Early Rate Lock Date:	October 24, 2005.

5.	Locked Interest Rate:	5.693% per annum.

6.	Anticipated Loan Amount:	$100,576,000, subject to adjustment as provided in the Application

7.	Rate Lock Period:	From the date hereof to and including November 14, 2005.

8.	Maturity Date:	10 years from the first payment date of the Loan as defined in the Loan Documents.

9.	Benchmark Treasury:	the on the run 10-year U.S. Treasury Note

10.	Benchmark Swap Rate:	mid-market 10 year swap rate as identified on the Market Data
Services Page T19901 (or such other data service as selected by UBS)

          This Confirmation shall be void and of no effect unless the Rate Lock Deposit is paid in immediately available funds simultaneously herewith.

UBS REAL ESTATE INVESTMENTS INC.

By:	/S/ GRETA GUGGENHEIM

Name: Greta Guggenheim Title:

By:

Name:
Title:

Ashford Hospitality Limited Partnership

/S/ DAVID A. BROOKS

Name: David A. Brooks Title: Chief Legal Officer